Exhibit 10.40

EVOFEM, INC. 12400 High Bluff Dr.

Suite 600

San Diego, CA 92130

November 16, 2015

Justin File

Re:	Severance Agreement

Dear Justin:

I am pleased to inform you that you have been selected to be eligible for certain severance protection upon the occurrence of an eligible termination of your employment with Evofem. Inc. (the “Company”) or any Subsidiary of the Company. This letter sets out the terms and conditions of the severance protection (the “Agreement”) for which you are eligible.

1.    Eligibility for Severance Benefits.

(a)    Subject to the terms and conditions of this Agreement, if your employment with the Company or any Subsidiary of the Company is terminated by the Company or such Subsidiary without Cause or by you for Good Reason at any time, the Company will provide you the following payments and benefits (the “Severance Benefits”):

(i)     (1) if you have provided less than twelve (12) months of service to the Company at the time of your termination, then an amount equal to your Highest Monthly Salary, with such amount payable in each month following your termination of employment for a period of six (6) months, or (2) if you have provided twelve (12) or more months of service to the Company at the time of your termination, then an amount equal to your Highest Monthly Salary, with such amount payable in each month following your termination of employment for a period of twelve (12) months; and

(ii)    if you and any of your eligible dependents timely elect COBRA continuation coverage with respect to any medical, dental or vision insurance benefits in which you or any such dependents are participating at the time of your termination, the Company will pay the employer share of any applicable COBRA premiums for such continued coverage: (1) if you have provided less than twelve (12) months of service to the Company at the time of your termination, then for a period of six (6) months following the date of termination, and (2) if you have provided twelve (12) or more months of service to the Company at the time of your termination, then for a period of twelve (12) months following the date of termination.

(b)    If your employment or service with the Company is terminated under any circumstances other than without Cause or for Good Reason as set forth in Section I (a), including without limitation by reason of retirement, death, disability, discharge for Cause or resignation other than for Good Reason, you will have no right to receive the Severance Benefits or to receive any other payments or benefits in respect of this Agreement.

(c)    Notwithstanding anything to the contrary contained in this Agreement, payment of the cash Severance Benefits under Section 1(a) will be conditioned on and subject to your execution of a general release of claims in favor of the Company and its successors and affiliates, and their officers, directors and employees, in such form as the Company may reasonably specify. If you do not execute such a release within thirty (30) days following your termination of employment or service (or you revoke your release prior to the date it becomes effective), you automatically forfeit your right to any cash severance payment set forth in Section 1 (a)(i) or I (a)(ii) which amounts will no longer payable under this Agreement.

(d)    Except as expressly provided herein, the Severance Benefits described in Section 1 (a) will be payable in addition to, and not in lieu of, all other accrued or vested or earned but as yet unpaid compensation, rights, or other benefits which may be owed to you following termination, including but not limited to accrued vacation and amounts or benefits payable under any bonus or other compensation plans, which benefits and arrangements will be governed by the terms of the applicable plans.

2.    Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a)    “Cause” means any of the following:

(i)    your conviction by a court of competent jurisdiction or pleading “no contest” to a felony or to any conduct of a criminal nature involving moral turpitude (other than a minor traffic violation);

(ii)    if you intentionally engage in fraud, embezzlement or any other illegal conduct substantially detrimental to the business reputation of the Company and/or its affiliates, regardless of whether such conduct is designed to defraud the Company, its affiliates or others; or

(iii)    you impart material confidential information relating to the business of the Company and/or its affiliates to competitors or other third parties other than in the course of carrying out your employment duties.

(b)    “Effective Date” means November 16, 2015

(c)    “Good Reason” means the occurrence of any of the following events, without your written consent:

(i)     a material reduction in the amount of your base compensation (unless such reduction is pursuant to a general reduction in base compensation applicable to all similarly situated employees of the Company);

(ii)    a material diminution in your duties or responsibilities as of the Effective Date; or

(iii)    a material change in your principal place of employment to a location more than 50 miles from your place of employment as of the Effective Date.

Notwithstanding the above, the occurrence of any of the events described in (i), (ii) or (iii) above will not constitute a “Good Reason” unless you give the Company written notice, within 30 calendar days after the occurrence of any of such events, that such circumstances constitute “Good Reason,” and the Company thereafter fails to cure such circumstances within 30„days after receipt of such notice.

(d)    “Highest Monthly Salary” means your monthly base salary or similar base compensation paid to you for your service to the Company or any Subsidiary at the highest rate in effect at any time during the twelve (12)-month period immediately prior to the date of termination.

(e)    “Subsidiary” means any corporation or other legal entity (other than the Company) in an unbroken chain of corporations or other entities beginning with the Company„ if each of the corporations or other entities other than the last corporation or entity in the unbroken chain owns units or other equity interests possessing 50% or more of the total combined voting power of all classes of units or equity interests in one of the other corporations or entities in such chain. A corporation or other entity that attains the status of a Subsidiary on a date after the Effective Date of this Agreement shall be considered a Subsidiary commencing as of such date.

3.    Binding Effect. This Agreement is personal to you and without the prior written consent of the Company will not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by your legal representatives. This Agreement will inure to the benefit f and be binding upon the Company and its successors and assigns.

4.    Employment Status. This Agreement will not be deemed to create in or confer upon you any right to be retained in the employ or service of the Company or any Subsidiary or other affiliate thereof and will not limit your or the Company’s right to terminate your employment at any time for any reason or for no reason.

5.    Entire Agreement. This Agreement contains the entire understanding of the Company and you with respect to the subject matter hereof, and supersedes any prior agreement between the Company and you with respect to the subject matter hereof.

6.    Severability. In the event any provision of this Agreement will be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Agreement, and the Agreement will be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of its provisions and will have no force and effect.

7.    Amendment and Termination. This Agreement may be amended or terminated at any time by written agreement of the parties hereto.

8.    Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of California, other than the conflict of law provisions thereof, will be the controlling law in all matters relating to this Agreement.

9.    Tax Matters; Compliance with Section 409A. All benefits provided under this Agreement will be subject to any required Federal, state and local tax withholding and deductions. This Agreement and any Severance Benefits payable under it are intended to be exempt from or, if not exempt, to otherwise comply with Section 409A of the Internal Revenue Code of 1986, where applicable, and will be interpreted and applied in a manner consistent with that intention. Notwithstanding any provision of this Agreement to the contrary, to the extent that a payment or benefit provided hereunder is subject to Section 409A and payable on account of your “separation from service” (as defined in Section 409A and the related regulations), such payment will be delayed for a period of six months after your separation date (or if earlier within thirty (30) days of your date of death following the date of such separation) if you are a “specified employee” (as defined in Section 409A and the related regulations) of the Company, as determined in accordance with the regulations issued under Section 409A and the procedures established by the Company. Notwithstanding the foregoing, this provision will not apply to (i) all payments on separation from service that satisfy the short-term deferral rule of Treas. Reg. §1.409A-1 (b)(4), (ii) the portion of the payments on separation from service that satisfy the requirements for separation pay due to an involuntary separation from service under Treas. Reg. §1.409A-1(b)(9)(iii), and (iii) any payments that are otherwise exempt from the six month delay requirement of the Treasury Regulations under Section 409A. For purposes of clarification, only to the extent a payment hereunder is deemed to be “deferred compensation” and subject to and not otherwise exempt from Section 409A, a termination of employment will not be deemed to have occurred for purposes of a payment of amounts or benefits under the Agreement upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of this Agreement, references to a “resignation,” “termination,” “termination of employment,” or like terms will mean a separation from service. For purposes of Section 409A of the Code, each payment made under this Policy will be designated as a “separate payment” within the meaning of the Section 409A.

Yours Truly,

/s/ Saundra Pelletier
Saundra Pelletier, CEO

Acknowledged and Agreed

By:	/s/ Jay File
Name:	Jay File
Date:	11/16/15